Exhibit 99.1

From: Mike McIntyre

To: Mark Soffa

Sent: Wed 11/28/2012 2:01 PM PST

Subject: Notice of Resignation

Dear Mark

Please accept this letter as my Notice of Resignation as a Director and Officer of Fuel Doctor Holdings, Inc. effective immediately.

I have decided that there seems to be nothing else left for me to bring to the Company and would be better for the Company to pursue someone locally in order to get more of a hand on approach while the Company goes through these difficult times. As always, I will be available for any discussion should you deem necessary.

I appreciate the time I spent working with you and the Company partners. Best of luck in your future endeavors.

Best Regards

/s/ Mike McIntyre

Mike McIntyre